UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 14, 2026

Block, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37622	80-0429876
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1955 Broadway, Suite 600
Oakland, CA 94612[1]
(Address of principal executive offices)

(415) 375-3176

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0000001 par value per share	XYZ	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

[1]

We have adopted a distributed work model and, therefore, have no formal headquarters. This address represents our “principal executive office,” which we are required to identify under Securities and Exchange Commission rules.

Item 1.01	Entry into a Material Definitive Agreement.

On January 14, 2026, Block, Inc. (“Block”) entered into an Amended and Restated Revolving Credit Agreement (the “Restated Credit Agreement”), among Block, the lenders that are party thereto, and Goldman Sachs Bank USA, as administrative agent (“Administrative Agent”). The Restated Credit Agreement amends and restates the Revolving Credit Agreement, dated as of May 1, 2020, among Block, the lenders that are party thereto, and Goldman Sachs Bank USA, as Administrative Agent, as amended. Among other things, the Restated Credit Agreement increased the unsecured revolving loan facility from an aggregate principal amount of up to $775.0 million to an aggregate principal amount of up to $900.0 million. The facility matures on January 14, 2031, provided that if on the date that is 91 days prior to the maturity date of any of Block’s existing convertible notes or senior notes (both as defined in the Restated Credit Agreement), the aggregate amount of liquidity (as defined in the Restated Credit Agreement) would be less than $250 million after giving pro forma effect to the repayment of such existing convertible notes or such senior notes at maturity, then the maturity date of the revolving loans shall be modified to be such date. The proceeds of the loans may be used by Block for working capital and general corporate purposes. As of January 14, 2026, no borrowings or letters of credit were outstanding under the credit facility.

Loans under the Restated Credit Agreement bear interest at Block’s option of (i) an annual rate based on the forward-looking term rate based on the Secured Overnight Financing Rate (“Term SOFR”) or (ii) a base rate. Loans based on Term SOFR shall bear interest at a rate equal to Term SOFR plus a margin of between 1.25% and 1.75%, depending on Block’s total net leverage ratio. Loans based on the base rate shall bear interest at a rate based on the highest of the prime rate, the federal funds rate plus 0.50%, and Term SOFR with a tenor of one-month plus 1.00%, in each case, plus a margin ranging from 0.25% to 0.75%, depending on Block’s total net leverage ratio. Interest on the revolving loans is payable quarterly in arrears with respect to borrowings based on the base rate and at the end of an interest period in the case of borrowings based on the adjusted term SOFR rate (or at each three-month interval if the interest period is longer than three months). Block may borrow, prepay without premium or penalty, and reborrow revolving loans, subject to customary conditions. The principal amount of outstanding revolving loans, together with accrued and unpaid interest, is due on the maturity date. Block is also obligated to pay other customary fees for a credit facility of this size and type.

The Restated Credit Agreement requires Block to comply with a maximum total net leverage ratio, measured quarterly. Additionally, the Restated Credit Agreement contains customary affirmative covenants and negative covenants (and customary baskets and exceptions with respect thereto) for a credit facility of this size and type, including covenants that restrict Block’s domestic restricted subsidiaries (as defined in the Restated Credit Agreement) from incurring debt for borrowed money, Block and its domestic restricted subsidiaries from granting liens to secure debt for borrowed money and entering into sale and leaseback transactions, and Block and its restricted subsidiaries (as defined in the Restated Credit Agreement) from making certain investments and certain restricted payments.

The Restated Credit Agreement includes customary events of default (subject to customary grace periods), including payment defaults, inaccuracy of representations or warranties in any material respect, violation of covenants, cross acceleration to other material indebtedness, bankruptcy and insolvency events involving Block or its material subsidiaries, unpaid material judgments, certain ERISA events and a change of control. The occurrence of an event of default could result in the termination of the lenders’ commitments and the acceleration of the obligations under the Restated Credit Agreement, if any.

From time to time, certain of the lenders under the Restated Credit Agreement and certain of their respective affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with Block or Block’s affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

The foregoing description of the Restated Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Restated Credit Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Amended and Restated Revolving Credit Agreement, dated as of January 14, 2026, among Block, Inc., the lenders party thereto and Goldman Sachs Bank USA, as Administrative Agent.

104	Cover Page Interactive Data File, formatted in inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 14, 2026	BLOCK, INC.

	By:	/s/ Chrysty Esperanza
	Name:	Chrysty Esperanza
	Title:	Chief Legal Officer and Corporate Secretary